TRANSITION SERVICES AND SEPARATION AGREEMENT
THIS TRANSITION SERVICES AND SEPARATION AGREEMENT (“Agreement”) is entered into as of the Effective Date (as defined in Paragraph 1) by and between Occidental Petroleum Corporation, a Delaware corporation (“Employer”), and Marcia E. Backus (“you”), based upon the following:
1.You have been employed as a full-time employee of Employer or its subsidiaries or affiliates (collectively, “OPC”) since October 1, 2013;
B. The parties desire to provide for your amicable separation from employment, transition of your duties and post-employment relationship with Employer.
In consideration of the mutual promises contained in this Agreement, the parties agree as follows:
1.Effective Date of Agreement: This Agreement will take effect at 12:00 a.m. on the eighth day after you sign this Agreement (the “Effective Date”), unless you revoke it as provided in Paragraph 14.
2.Resignation; Termination of Employment; Transition Period: You hereby resign from your position as Senior Vice President, General Counsel and Chief Compliance Officer of Employer effective as of 11:59 p.m. on December 31, 2022. From January 1, 2023 through 11:59 p.m. on March 1, 2023 (the “Retirement Date”), you will remain employed by Employer in the role of Executive Adviser – Legal. From the Effective Date through the Retirement Date you will continue to report to Employer’s President and Chief Executive Officer (the “CEO”) and will carry out such duties and responsibilities as reasonably requested by the CEO and consistent with your position, including those deemed reasonably necessary by the CEO to transition your responsibilities. During the period beginning March 2, 2023 and ending on June 30, 2024 (the “Transition Period”), you agree to be available at such times and locations, including remotely, as will be mutually agreed between you and the CEO to provide advice and transition assistance to Employer as reasonably requested from time to time (the “Transition Services”). During the Transition Period, you agree to report to and be accountable to the CEO and to undertake to perform the Transition Services in good faith. For the avoidance of doubt, you will be permitted to obtain employment and peruse other outside activities during the Transition Period, provided that such employment and activities do not materially interfere with your obligations under this Agreement.
3.Payments:
(a)From January 1, 2023 through the Retirement Date, you will receive a monthly base salary of $131,250, paid on a bi-weekly basis.
(b)You will remain eligible to receive your fiscal 2022 annual bonus under the Executive Incentive Compensation Plan (“EICP”) based on actual results and payable at the same time bonuses under the EICP are paid to OPC executives. You will not participate in the EICP with respect to the 2023 fiscal year.
(c)Subject to your execution and non-revocation of the Supplemental Release of Claims attached hereto as Exhibit A within the time period specified therein, effective as of the Retirement Date, the service-vesting conditions applicable to all of your outstanding long-term incentive will immediately be deemed satisfied in full (and any solely time-based awards will be paid to you as soon as administratively practicable thereafter but no later 30 days following the Retirement Date); provided, however, that any such outstanding awards that are also subject to satisfaction of performance-vesting conditions shall remain outstanding and shall continue to be eligible to vest subject to the satisfaction of such conditions based on the actual results of the applicable financial or other metrics and shall be payable on the regular payment dates as per the terms of the applicable award agreement (the “Outstanding Award Agreements”).
(d)During the Transition Period, you will receive payment for the Transition Services in the monthly amount of $131,250. It is expressly understood that you will be acting as an independent contractor, and not an employee, of Employer in providing the Transition Services. Accordingly, Employer will not withhold federal or state income, social security, or other taxes from the fee payable under this Section 3(d), unless otherwise required by law. You agree that you will be fully and solely responsible for any income or other tax liability imposed on you in your capacity as an independent contractor. Employer will reimburse you for any out-of-pocket costs and expenses reasonably incurred by you in providing Transition Services.
Should you die before you receive the payments contemplated by Paragraph 3(a), (b) or (c), such payments will be made to your heirs and will be made at the time specified in this Paragraph 3.

Employer’s provision of payments to you under this Paragraph 3 are fully contingent on your execution and non-revocation of this Agreement and satisfaction of the terms of this Agreement, including, without limitation, the terms of Paragraphs 6 through 10. Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that if you materially breach this Agreement, Employer shall cease to pay any amounts otherwise payable under this Paragraph 3.
4.Retiree Medical Benefits: You will be eligible to receive retiree medical coverage beginning on the first day of the month following your Retirement Date under the terms of the OPC medical plan in effect at that time, subject to any future changes. Immediately prior to commencing retiree medical coverage under the OPC medical plan, you must be enrolled in an OPC-sponsored medical plan or covered under another group medical plan. Any benefits provided pursuant to this Paragraph 4 will be subject to the terms and conditions governing the applicable plan, including, without limitation, the right of OPC to modify, amend, change or terminate such plan at any time.
5.Other Benefit Plans and Programs: Except as expressly provided in Paragraphs 3 or 4 or this Paragraph 5, commencing the first day after your Retirement Date, you will not be eligible to participate in any employee benefit or compensation plans or programs offered by OPC. Any benefits or compensation will be subject to the terms and conditions governing the applicable benefit or compensation plan, including, without limitation, the right of OPC to modify, amend, change or terminate such plan at any time.
(a)Occidental Petroleum Corporation Savings Plan (the “PSA”) and Occidental Petroleum Corporation Savings Retirement Plan (the “PRA”): After your Retirement Date: (i) you will be eligible to receive distributions or make withdrawals from the PSA and PRA in accordance with the terms of such plan, and; (ii) you will not be eligible to make or receive contributions to either the PSA or the PRA.
(b)Deferred Compensation Plan and Supplemental Retirement Plan (“Deferral Arrangements”): If you are a participant in any of the Deferral Arrangements, you will receive distributions according to the provisions of the applicable Deferral Arrangement. After December 31, 2022, you will not be eligible to make or receive further contributions to such Deferral Arrangements.
(c)Health Savings Account (“HSA”): If you participate in a high deductible health plan and you also elect to contribute to an HSA, Employer contributions and automatic payroll deductions for your HSA will cease as of your Retirement Date. After your Retirement Date, you may contribute directly to your HSA provider.
(d)Flexible Spending Account (“FSA”): If you contribute to a Health Care Spending Account or a Dependent Care Spending Account, or both, your automatic pre-tax payroll contributions will cease as of your Retirement Date. Eligible expenses incurred through your Retirement Date up to the balance in your account with respect to dependent care expenses and up to the amount you elected for the year for eligible health care expenses may be submitted for reimbursement by the deadline stated in the FSA plan documents. After your Retirement Date, you will be eligible to continue participation in the Health Care FSA through COBRA coverage, on an after-tax basis, for the period established by COBRA.
(e)Vacation: Any vacation time you have accrued but not used prior to your Retirement Date will be paid to you as soon as is practicable following your Retirement Date in accordance to the Employer’s normal payroll practices.
(f)No Other Separation Benefits: Notwithstanding anything in this Agreement to the contrary, you hereby acknowledge and agree that this Agreement is in lieu of and automatically disqualifies you from participating in all plans, programs or arrangements of separation, severance, termination or pay continuation announced or maintained heretofore or hereafter by OPC.
6.Restrictive Covenants:
(a)    Acknowledgement of Reasonableness. You agree and acknowledge that Employer has provided you access to confidential information for use only during your employment with OPC and you have during your employment been entrusted, in a unique and special capacity, with developing the goodwill of OPC, and in consideration thereof and in consideration of Employer providing you with access to confidential information, you have voluntarily agreed to the covenants set forth in this Paragraph. You further agree and acknowledge that the limitations and restrictions set forth herein are reasonable in all respects and not oppressive, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect OPC’s confidential information, goodwill and substantial and legitimate business interests.

(b)    Non-Solicitation. You agree that for the period beginning with the Effective Date through the last day of the Transition Period, you will not hire, solicit any employee, consultant or contractor of OPC to terminate his or her relationship with OPC, or to enter into any employment or other similar business relationship with any other person or entity (including but not limited to you or any competitor of OPC).
(c)    Non-Competition. You agree that , for the period beginning with the Effective Date through the last day of the Transition Period, you will not without the prior written approval of Employer, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity of whatever nature, engage or participate within the Market Area in competition with OPC in any aspect of CO2 sequestration projects for the (i) capture of CO2 and the injection of such CO2 into geological storage, or (ii) marketing, provision and sale of CO2 capture, transportation, storage or sequestration consulting services provided in connection with the activities described in subclause (i) above (the “Business”); provided, however, that “Business” shall not include any of the foregoing primarily intended and used for Enhanced Recovery Operations. This prohibition shall prevent you, among other things, from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or otherwise being affiliated with any person or entity primarily engaged in, or planning to primarily engage in, such Business in competition, or anticipated competition, in the Market Area, with OPC. For these purposes, “Market Area” means any location within 75 miles of any location where, as of the Retirement Date, OPC conducts business or has material plans to conduct business of which you are aware. Notwithstanding the foregoing provisions, you may, directly or indirectly own, solely as an investment, securities of any person engaged in the Business that are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person and (B) do not, directly or indirectly, own 2% or more of any class of securities of such person. For the avoidance of doubt, your continued service on a board of directors as previously approved by OPC shall not be a violation of this Paragraph 6.
(d)    Remedies. Because of the difficulty of measuring economic losses to OPC as a result of a breach of the covenants set forth in this Paragraph 6, and because of the immediate and irreparable damage that would be caused to OPC for which they would have no other adequate remedy, you agree that Employer shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be Employer’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to Employer at law and equity. The covenants in this Paragraph are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
7.Confidential Information: You agree that you will continue to comply through and after your Retirement Date with any existing agreement with or for the benefit of OPC or between OPC and any third party for the benefit of the third party regarding confidential or proprietary information, including trade secrets and patents. Additionally, you agree that you will not divulge to any person, business, firm, corporation or government entity, nor use to the detriment of OPC, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time during the term of this Agreement or anytime thereafter:
(a)    Any trade secrets of OPC, in any form, including, without limitation, all graphic material, forms, documents, data and information; and
(b)    Any confidential information of OPC, in any form, including, without limitation, inventions, discoveries, improvements, methods, technology, business plans, environmental plans, procedures and practices, enterprises, manufacturing information, purchasing information, negotiations with any third parties, plant design or operation, financial results, medical records or information, or any other confidential information of OPC affecting or concerning any aspect of the business or operations of OPC or any of its directors, officers or employees, developed, acquired, used by, disclosed to or discovered by you during your employment by OPC.
However, nothing in this Agreement shall prohibit you from engaging in conduct that is protected under Paragraph 22, or from disclosing confidential information (i) when compelled to do so by applicable law (such as by court order or subpoena) or (ii) that has become generally known in the public domain other than as a result of breach of your obligations hereunder.

8.Return of Property: You agree to return to Employer on or before the Retirement Date, all originals, copies, and all electronic or digitally created or stored originals and copies of OPC’s directories, policies, procedures, manuals, reports, organization charts, documents, records and files, including without limitation all information of the type described in Paragraphs 7(a) and (b).
9.Disclosure and Non-Disparagement: Unless and until otherwise made publicly available, you will not disclose the terms and conditions of this Agreement to anyone other than your immediate family, accountant, or attorney or as directed by lawful court order, subpoena or other judicial or administrative process. You will not make any derogatory, defamatory or negative statement about OPC or any of its officers, directors, or employees to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship to any of them.
10.Waiver and Release: You absolutely and forever release and discharge OPC and its past and present parent entities, subsidiaries and affiliated entities and each of their shareholders, officers, directors, employees, insurance carriers, predecessors and successors, assigns, agents, attorneys, representatives, heirs, benefit plans, and administrators (referred to collectively as “Employer Releasees”) and each of them from all your claims for relief, causes of action, liabilities, debts, liens, expenses, damages, judgments, attorneys’ fees and costs of whatever kind or nature whatsoever, whether arising in law or equity, whether currently known or unknown, or later discovered by you, that you have, may have or claim to have against Employer Releasees, individually or collectively, arising out of, relating to, or resulting from any acts or omissions occurring prior to the execution of this Agreement, including without limitation, such acts or omissions arising out of, relating to or resulting from your employment, termination of employment or any compensation, benefits, or any other terms or conditions of that employment with OPC or its past and present parent entities, subsidiaries and affiliated entities (referred to collectively as your “Released Claims”). You represent that you are unaware of any workers’ compensation claim brought on your behalf or any facts on which such a claim could be brought.
(a)Your Released Claims include but are not limited to all claims arising out of any express or implied agreement, or any California, Texas, New York, or other state, municipal, local, Federal or foreign constitution, statute, regulation or ordinance, order, public policy or common law, examples of which include, without limitation: Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Act of 1866; Equal Pay Act; Age Discrimination in Employment Act of 1967; Employee Retirement Income Security Act of 1974; Americans with Disabilities Act; Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; Regulations of the Office of Federal Contract Compliance Program; Rehabilitation Act of 1973; Worker Adjustment Retraining and Notification Act; New York Human Rights Laws; Texas Commission on Human Rights Act; Texas Labor Code Section 21.001 et seq.; California Government Code Section 12900 et seq.; all provisions of the California Labor Code; Orders of the California Industrial Welfare Commission; and all of the foregoing as they may have been amended.
(b)This Agreement does not waive claims you could make, if available, for unemployment compensation or worker’s compensation benefits, and this Agreement does not release any claims the law does not permit you to release. You understand that you do not waive your right to file a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), or engage in other protected conduct as described in Paragraph 22. However, with the exception of the type of awards specifically permitted under Paragraph 22, you agree to waive your right to obtain any monetary relief or other recovery, including without limitation reinstatement, as a result of or with regard to the matters alleged in any charge or complaint or to collect any monies or compensation as a result of filing or participating in such a charge or complaint, except where such a waiver is not permitted by law.
(c)Notwithstanding any provision of this Agreement, your Released Claims do not include obligations created by this Agreement, any existing rights to indemnity pursuant to statute, contractual indemnity, or By-law provisions of OPC, or any rights to coverage otherwise available under D&O insurance. Furthermore, your Released Claims do not include any entitlement or right to vested benefits you may have pursuant to the terms of the applicable plans or claims that arise after the Effective Date of this Agreement.
11.Laws With Respect to Releases: There are laws that may invalidate releases of claims that are unknown to the releasing party. By signing this Agreement, and subject to the limitations provided in Paragraph 10(b) above, you agree to waive any protection to which you may otherwise be entitled against any Employer Releasees by virtue of any such law. In particular, and not by way of limitation, you represent and acknowledge that you are familiar with Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You waive and relinquish any rights and/or benefits that you have or may have against Employer Releasees individually and collectively under Section 1542 of the California Civil Code, or any similar applicable statute to the full extent permitted by law.
12.Entire Agreement: This Agreement, the Outstanding Award Agreements, and the agreements referred to in Paragraph 7, contain the entire agreement and understanding between the parties concerning the subject matters of this Agreement. Each party represents to the other that this Agreement is executed without reliance on any inducement or representation by anyone except as stated in this Agreement. Any other existing employment or consulting agreement or any plan, program or arrangement of separation, severance, termination, or pay continuation, oral, written or implied, between you and OPC shall be deemed to be terminated and of no further force or effect as of your Retirement Date. This Agreement can only be modified by a writing signed by you and Employer.
13.Dispute Resolution: Any claim or controversy that arises between you and OPC shall be decided exclusively by final and binding arbitration, including without limitation, any claims arising out of or relating to the interpretation, enforcement, alleged breach, or the subject matters of this Agreement, claims by you against any Employer Releasees, and to the full extent permitted by law, any claims arising out of local, state, federal and foreign common law, statutes and ordinances. In exchange for the benefits of mutual and binding arbitration, you and Employer are waiving the right to bring a claim against the other in a court that would be tried before a judge or jury. You and Employer retain whatever rights to injunctive relief that may be available under applicable laws. Notwithstanding the foregoing, the following claims shall be excluded from arbitration: (i) complaints by you before an administrative agency to the extent applicable law permits access to such an agency notwithstanding the existence of this agreement to arbitrate, including without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Office of Federal Contract Compliance Programs and law enforcement authorities; (ii) Claims you may have for workers' compensation benefits, state disability insurance benefits and unemployment compensation benefits; (iii) actions by either party to pursue temporary and/or preliminary injunctive relief in a court of competent jurisdiction because the award to which the party may be entitled in arbitration may be rendered ineffectual without such relief, such as injunctive relief to prevent misappropriation of private or confidential information (provided, however, that all issues of final relief shall continue to be decided through arbitration, and the pursuit of temporary injunctive relief shall not constitute a waiver of the parties’ agreement to arbitrate); and (iv) disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203). Nothing herein shall be construed to relieve any party of the duty to exhaust administrative remedies by filing a charge or complaint with an administrative agency and obtaining a right to sue notice, where otherwise required by law. Moreover, any dispute or claim in connection with the receipt of benefits under any OPC-sponsored benefit plans shall be governed exclusively by the claims procedures under the applicable plan.
To the full extent allowed by controlling law, and unless otherwise agreed by the parties, the arbitration will be conducted only in the form of a dual-party, bilateral proceeding between yourself and OPC wherein you represent only your own interests before a single arbitrator, in the state in which you last worked for OPC pursuant to the Federal Arbitration Act. Subject to the foregoing, the following will govern arbitration hereunder:
(a)    Commencing Arbitration: Subject to the terms and conditions otherwise expressly provided for in this Agreement, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) will apply. The party seeking arbitration will provide written notice, respectively, to the General Counsel of Employer or to you stating the issues to be arbitrated and a summary of the facts on which the claims are based. The parties will attempt to select a mutually acceptable arbitrator within 21 days after receipt of the written notice. If they are unable to agree, the arbitrator will be selected from a list of nine potential arbitrators recommended by AAA at the request of either party by each party alternatively striking names from such list until one arbitrator remains. The arbitrator will be an attorney with experience in the employment field or a retired judge.

(b)    Power of the Arbitrator: The arbitrator’s authority shall be limited to the award of remedies or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought, in any court of competent jurisdiction.

(c)    Expense of Arbitration: To the extent required under applicable law, your responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and Employer shall pay all remaining fees and expenses of the arbitrator. Unless otherwise required under applicable law, the expenses of the arbitrator (including compensation) shall be borne equally by the parties and each party shall pay its own expenses of arbitration. Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator. Payment of any fees or expenses by Employer that is required under this Paragraph 13(c) and that is not exempt from Section 409A shall comply with Section 409A’s requirements for reimbursement or in-kind benefit plans, as set forth in regulation section 1.409A-3(i)(1)(iv) (or any successor provision). For purposes of satisfying such requirements under Section 409A, the following rules shall apply but only to the extent that the payment under this Paragraph 13(c) is subject to Section 409A, (i) any payment by Employer that is otherwise required by Paragraph 13(c) shall be made during the period ending on the second anniversary of the Retirement Date, (ii) the amount of payments made during one taxable year for you shall not affect the amount of such payments in any other taxable year; (iii) a payment shall be made by the last day of your taxable year following the taxable year in which the expense was incurred and (iv) your right to payments by Employer under this Paragraph 13(c) shall not be subject to liquidation or exchange for any other benefit.

14.Acknowledgment With Respect to Releases/Effective Date: You acknowledge and agree that the releases given above include a waiver and release of any and all claims which you have or may have against Employer and Employer Releasees, individually and collectively, including, without limitation, any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. (“ADEA”). The waivers and releases above are given only in exchange for consideration (something of value) in addition to anything of value to which you are otherwise already entitled. The waiver and releases set forth above do not waive rights or claims that may arise after the date on which you sign this Agreement. You acknowledge that:
(a)    You have carefully read and fully understand all of the terms and provisions of this Agreement;
(b)    This Agreement is written in a manner calculated to be and is understood by you;
(c)    You knowingly and voluntarily waive and release your rights and claims and agree to all of the terms and provisions of this Agreement;
(d)    You knowingly and voluntarily intend to be legally bound by all of the terms and provisions of this Agreement;
(e)    You were previously advised, and are hereby advised in writing to consult with an attorney of your choice before executing this Agreement;
(f)    You have a full 21 days from the date you are presented with this Agreement to consider whether or not to sign this Agreement; and
(g)    To the extent you execute this Agreement before the expiration of the 21-day period, you do so knowingly and voluntarily.
You have the right to cancel and revoke this Agreement during the seven (7) calendar days following the day on which you execute this Agreement as evidenced by the date beneath your signature. This Agreement shall not become effective, and no money or other consideration shall be paid hereunder (other than earned base salary), and no other Employer duty hereunder will arise until the expiration of such 7-day period. In order to revoke this Agreement, you must deliver to Darin Moss, Vice President Human Resources, Occidental Petroleum Corporation, 5 Greenway Plaza, Houston, Texas 77046, prior to the expiration of said 7-day period, a written notice of cancellation. In accordance with Paragraph 1, this Agreement shall take effect at 12:00 a.m. on the eighth day after you sign this Agreement, provided you have not revoked this Agreement.
15.Severability: If any part of this Agreement, with the exception of Paragraphs 2, 3, 4, 5, 10, 11 and 14, is held by any tribunal of appropriate jurisdiction to be invalid or unenforceable, that part shall be stricken from this Agreement and all other terms of this Agreement shall remain in full force and effect to the full extent permitted by law. Paragraphs 2, 3, 4, 5, 10, 11 and 14 are the essence of this Agreement and should any part of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void and any consideration received under this Agreement shall be returned to Employer.
16.Successors: This Agreement shall be binding upon you, your heirs, executors and assigns and upon Employer, and all of its successors and assigns.

17.Governing Law/Compliance with Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law rules or principles thereof, and shall be construed according to its ordinary meaning and not for or against either party. Notwithstanding the foregoing, this Agreement shall be interpreted in accordance with all applicable requirements of Section 409A, and any distribution, acceleration or election feature of this Agreement subject to Section 409A that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result. Further, your right to receive any portion of the payments provided under this Agreement in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each payment shall at all times be considered a separate and distinct payment.
18.Address for Communications: You shall keep Employer informed of (i) your official residence address for purposes of communications pursuant to this Agreement and under benefit plans and (ii) your designated bank account to receive payments pursuant to this Agreement through direct deposit.
19.No Admission of Liability: This Agreement does not constitute an admission by any party hereto of wrongdoing or liability and it shall not be construed as such.
20.No Attorneys’ Fees or Costs: Each party to this Agreement shall bear its own attorney fees and costs of any kind incurred in connection with the negotiation, review and finalization of this Agreement.
21.Return of Incorrect Payments: If you receive separation payments, benefit award amounts (in cash or equity), distributions of deferred amounts or other property or compensation from OPC to which you are not entitled hereunder or which otherwise should have been withheld for taxes or otherwise, then, and in such event, you shall hold such separation payments, benefit award amounts, distributions or other property or compensation in trust for the benefit of, and shall immediately pay over or deliver such property to, Employer. If Employer has continuing payment obligations under this Agreement at the time such error in payment is discovered, Employer may offset such payment obligations against your obligations under this Paragraph 21.
22.Protected Conduct: Nothing contained in this Agreement limits your ability to file a charge or complaint with a Government Agency. This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency that is confidential information or a trade secret, without advance approval from or notice to Employer. You understand and agree that any such disclosure of confidential or trade secret information by you to a Government Agency intended to be considered a protected disclosure under the 2016 Defend Trade Secrets Act shall comply with the requirements of 18 U.S.C. §1833(b). You acknowledge notice that you may not be held criminally or civilly liable for a disclosure of a trade secret under state or federal laws so long as the disclosure complies with the requirements of the 2016 Defend Trade Secrets Act (which are described more fully in OPC Speak-Up and Non-Retaliation Policy (Policy No. 91:80:00)). In addition, nothing in this Agreement shall be construed to limit or eliminate your right to receive an award from a Government Agency for information provided to a Government Agency.
23.Supplemental Release of Claims: Within 21 days following the Retirement Date, you will execute the Supplemental Release Agreement that is attached as Exhibit A (the “Confirming Release”) and return the same to Darin Moss, Vice President Human Resources, Occidental Petroleum Corporation, 5 Greenway Plaza, Houston, Texas 77046.
[Signature Page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.
EMPLOYER
By:    /s/ Vicki Hollub
    VICKI HOLLUB
PRESIDENT & CHIEF EXECUTIVE OFFICER
OCCIDENTAL PETROLEUM CORPORATION
By:    /s/ Marcia E. Backus
    MARCIA E. BACKUS

Date:    9/29/2022